Exhibit 99.1

FOR IMMEDIATE RELEASE-

May 8, 2008

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Sean Collins

Senior Partner

CCG Investor Relations

(310) 477-9800, ext. 202

www.ccgir.com

NTN BUZZTIME, INC. ANNOUNCES

FIRST QUARTER 2008 RESULTS

CARLSBAD, Calif., May 8/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), a multi-point social interactive entertainment company, today announced results for the first quarter, ended March 31, 2008, of its 2008 fiscal year.

“The multifaceted turnaround that we have set in motion at NTN Buzztime continues, and we still expect to see positive results from it in the second quarter,” commented NTN Buzztime’s President and Chief Executive Officer, Dario Santana. “In the mean time, we are formally launching product enhancements that will enable us to leverage our existing network as a powerful out-of-home advertising medium, introducing innovative new games and making additional improvements on many fronts that we believe will add up to substantially stronger results in coming quarters.”

Mr. Santana continued, “Our subscriber base of approximately 3,800 restaurants, sports bars and pubs positions us strongly in a market for out-of-home advertising that industry analyst Frost & Sullivan has estimated will reach $3.7 billion in 2011 in North America. We have upgraded our existing entertainment network to instantly enable current and future subscribers to surround Buzztime’s interactive trivia and sports games with their own branding, advertising and promotional messages increasing our revenue and subscriber loyalty.”

Results for the First Quarter

Revenue from continuing operations decreased by $0.5 million or 7% to $7.2 million for the first quarter of 2008 compared to revenues of $7.7 million for the first quarter of 2007. Net loss from continuing operations for the first quarter of 2008 was $2.3 million compared to a net loss of $0.8 million for the first quarter of 2007. Although the customer site count declined by only approximately 4.5% comparing the 2008 first quarter with the equivalent period of 2007, revenue decreased by a higher percentage due to the longer-term effect on recurring revenues of a net decline in sites over recent quarters.

Gross margin as a percentage of revenue remained the same at 71% in the first quarter of 2008 compared to the first quarter of 2007.

Selling, general and administrative expenses increased $1.5 million or 27%, to $7.2 million for the first quarter of 2008 from $5.7 million for the first quarter of 2007. The increase was due to several factors. Salaries and related expenses increased primarily due to an increase in headcount in content/programming, marketing, advertising and business development functions, including senior positions. Also contributing to increased SG&A totals was the abandonment of a software development project, increased bad debt expense related to subscriber cancellations, marketing expenses incurred to conduct audience research and measurement studies and increased severance payments related to a workforce reduction that took place during the first quarter of 2008.

“We expect that during the second quarter of 2008, we will begin to realize the benefits of several important initiatives launched during the last year,” commented Mr. Santana. “The second quarter is when we expect to see an increase in new advertising deals as we convert our pipeline to bookings. During the second quarter, we also expect to begin realizing gains from our field marketing initiatives and our program to enhance retention of ‘rookie’ subscribers. Also during the second quarter, we will receive updated audience and player data, which we believe will show that Buzztime is more attractive to a larger number of people than ever before; audience survey data will help us win new subscribers, retain existing ones and increase our advertising revenue. Finally, we plan to launch new games and content upgrades and revamp our web site. As we complete the wind down of discontinued operations during the second quarter, we believe that new and attractive opportunities for our company will become apparent.”

For the quarter ended March 31, 2008, results from continuing operations reflected solely the results from the Entertainment Division, following the discontinuation of the Hospitality Division.

Discontinued Operations

Discontinued operations of the Company’s Hospitality Division consisted of two segments, Wireless and Software Solutions. On March 30, 2007, the Company reported the sale of substantially all assets of the NTN Wireless segment for $2.4 million, which resulted in a gain of approximately $396,000 in the first quarter of 2007. On October 31, 2007, the Company announced that it had completed the sale and transfer of the NTN Software Solutions intellectual property assets and began winding down the operation.

Discontinued operations generated a loss of $291,000 for the three months ended March 31, 2008 compared to a loss of $4,000 for the three months ended March 31, 2007.

The Company continues to wind down the professional help desk and support and maintenance services as it fulfills its obligations under existing customer agreements which is expected to be substantially complete by June 2008. Once this wind-down is complete, the Company’s financial results will be free of the adverse impact from such discontinued operations. Management estimates that the divestiture will improve cash flow by approximately one million dollars on an annualized basis beginning mid-year 2008.

Conference Call

Management will review these results today at 4:30 p.m. ET. The call is open to the public. To access the conference call, please dial 1-866-360-7027 if calling within Canada or the United States or 1-706-643-3291 if calling internationally.

A replay will be available until May 15, 2008, which can be accessed by dialing 1-800-642-1687 if calling within the Canada or the United States or 1-706-645-9291 if calling internationally. Please use passcode 44684615 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at NTN Buzztime’s web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in multi-point social interactive entertainment for more than 20 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV, and in approximately 3,800 restaurants, sports bars and pubs throughout North America and the United Kingdom. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations including but not limited to estimates of financial performance and cash flows, trends in subscriber preference and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,854	$10,273
Restricted cash	37	55
Accounts receivable, net of allowances of $304 and $396, respectively	1,100	1,354
Investment available-for-sale	139	264
Prepaid expenses and other current assets	663	745
Assets held for sale	20	212

Total current assets	$9,813	$12,903
Broadcast equipment and fixed assets, net	4,113	4,101
Software development costs, net of accumulated amortization of $1,160 and $1,071, respectively	731	895
Deferred costs	1,179	1,204
Goodwill	1,233	1,285
Intangible assets, net	284	318
Other assets	149	154

Total assets	$17,502	$20,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,054	$838
Accrued expenses	914	901
Sales tax payable	999	982
Accrued salaries	110	357
Accrued vacation	447	447
Income tax payable	57	36
Deferred revenue	797	972
Liabilities of discontinued operations	411	672

Total current liabilities	$4,789	$5,205
Deferred revenue, excluding current portion	89	87

Total liabilities	$4,878	$5,292
Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at March 31, 2008 and December 31, 2007	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 55,640,000 shares issued and outstanding, at March 31, 2008 and December 31, 2007.	277	277
Treasury stock, at cost, 454,000 shares at March 31, 2008 and December 31, 2007	(444)	(444)
Additional paid-in capital	113,064	112,942
Accumulated deficit	(101,444)	(98,870)
Accumulated other comprehensive income	1,170	1,662

Total shareholders’ equity	$12,624	$15,568

Total shareholders’ equity and liabilities	$17,502	$20,860

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues	$7,182	$7,733

Operating expenses:
Direct operating costs (includes depreciation of $719 and $841 for the three months ended March 31, 2008 and 2007, respectively)	2,096	2,213
Selling, general and administrative	7,232	5,691
Depreciation and amortization (excluding depreciation included in direct costs)	122	153
Research and development	33	36
Restructuring costs	—	452

Total operating expenses	$9,483	$8,545

Operating loss	$(2,301)	$(812)

Other income (expense):
Interest income	59	41
Interest expense	—	(13)
Other income	—	81

Total other income	$59	$109

Loss from continuing operations before income taxes	$(2,242)	(703)
Provision for income taxes	41	60

Loss from continuing operations	$(2,283)	$(763)
Loss from discontinued operations, net of tax (including gain on sale of NTN Wireless of $396 for the three months ended March 31, 2007)	(291)	(4)

Net loss	$(2,574)	$(767)

Net loss per common share:
Loss from continuing operations, basic and diluted	$(0.04)	$(0.01)

Loss from discontinued operations, basic and diluted	$(0.01)	$(0.00)

Net loss	$(0.05)	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	55,187	54,754

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows provided by (used in) operating activities:
Net loss	$(2,574)	$(767)
Loss from discontinued operations, net of tax	291	4

Loss from continuing operations	$(2,283)	$(763)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	841	994
Provision for doubtful accounts	180	50
Stock-based compensation	122	179
Loss from disposition of equipment and capitalized software	231	7
Changes in assets and liabilities:
Accounts receivable	68	725
Prepaid expenses and other assets	80	316
Accounts payable and accrued expenses	10	(400)
Income taxes payable	22	(15)
Deferred costs	21	120
Deferred revenue	(170)	(391)

Net cash (used in) provided by continuing operations	(878)	822
Discontinued operations	(360)	(571)

Net cash (used in) provided by operating activities	(1,238)	251
Cash flows provided by (used in) investing activities:
Capital expenditures	(778)	(40)
Software development expenditures	(218)	(84)
Deposits on broadcast equipment	—	(105)
Proceeds from sale of equipment and other assets	78	—
Restricted cash	16	13

Net cash used in investing activities by continuing operations	(902)	(216)
Discontinued operations	—	2,298

Net cash (used in) provided by investing activities	(902)	2,082
Cash flows provided used in financing activities:
Principal payments on capital leases	(2)	(107)
Proceeds from exercise of warrants and options	—	65

Net cash used in financing activities	(2)	(42)

Net (decrease) increase in cash and cash equivalents	(2,142)	2,291

Effect of exchange rate on cash	(277)	(13)

Cash and cash equivalents at beginning of period	10,273	8,774

Cash and cash equivalents at end of period	$7,854	$11,052

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EBITDA

A detailed schedule reconciling net income and loss, the nearest GAAP measure, to EBITDA is included in the supplemental tables below. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company’s operating performance. EBITDA should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare Buzztime’s current results with results from other reporting periods and with the results of other companies.

The following table reconciles our net loss per GAAP to EBITDA:

	Three Months Ended March 31, 2008
($000)	Entertainment	Discontinued Operations	Total
EBITDA Calculation:
Net loss per GAAP	$(2,283,000)	$(291,000)	$(2,574,000)
Interest income, net	(59,000)	—	(59,000)
Depreciation and amortization	841,000	—	841,000
Income taxes	41,000	—	41,000

EBITDA	$(1,460,000)	$(291,000)	$(1,751,000)

	Three Months Ended March 31, 2007
($000)	Entertainment	Discontinued Operations	Total
EBITDA Calculation:
Net loss per GAAP	$(763,000)	$(4,000)	$(767,000)
Interest income, net	(28,000)	—	(28,000)
Depreciation and amortization	994,000	—	994,000
Income taxes	60,000	29,000	89,000

EBITDA	$263,000	$25,000	$288,000

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